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                                                                   EXHIBIT 10.13


          COWLITZ BANCORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                           (EFFECTIVE JANUARY 1, 1998)

                                    PREAMBLE

Cowlitz Bancorporation has adopted this Supplemental Executive Retirement Plan, effective January 1, 1998, for Ben Namatinia and Charles W. Jarrett to ensure that the Company's executive compensation program is effective and appropriately compensates the individuals.

                                    SECTION I

                                   DEFINITIONS

When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise:


1.1 "Basic Retirement Plan" (Please insert the name of the currently existing qualified plan) as amended from time to time or any successor thereto.

1.2      "Company" means Cowlitz Bancorporation

1.3 "Participant" means any employee of the Company who meets the eligibility requirements of Section II and is designated and approved as set forth in Section II.

1.4 "Plan" means the Cowlitz Bancorporation Supplemental Executive Retirement Plan.

1.5      "Board of Directors" means the Board of Directors of the Company.

1.6 "Retirement Committee" means the Retirement Committee as defined in the Basic Retirement Plan.

1.7 "Retirement Benefit" means the benefit payable in accordance with this Plan.

1.8 "Surviving Beneficiary" means the Beneficiary of a Participant who is designated by the Participant to receive the Retirement Benefit.


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                                   SECTION II

                           ELIGIBILITY TO PARTICIPATE

The Company has designed the Plan specifically for Ben Namatinia and Charles W. Jarrett and any other top management employee that the Board of Directors in its discretion may designate as a Participant. To be considered a Participant, an employee must be designated as such by the Board of Directors.

Once an employee becomes a Participant, he shall remain a Participant until his termination of employment with the Company and thereafter until all benefits to which he or his Surviving Beneficiaries are entitled under the Plan have been paid.


                                   SECTION III

                      ELIGIBILITY FOR AN AMOUNT OF BENEFITS

3.1. Eligibility. Each Participant, under the age of 70, is eligible to retire from the Company and receive a benefit under the Plan beginning on one of the following dates:

         a. "Normal Retirement Date," which is the first day of any month coincident with or next following the Participant's 62nd birthday;

         b. "Postponed Retirement Date," which is the first day of the month coincident with or next following the Participant's termination of employment with the Company after his Normal Retirement Date and prior to his 70th birthday.

3.2. Retirement Benefit. The Retirement Benefit of a Participant who attains his Normal Retirement Date or Postponed Retirement Date shall be distributed benefits under this agreement in one of the following manners as provided in Section 4.1 and as determined by the Employee upon attaining his Normal or Postponed Retirement Date:

         a. The Company agrees to transfer ownership of a policy currently held by the Company to the Participant upon the Participants Normal or Postponed Retirement.

         b. The Company agrees to pay the Participant a lump sum amount of $1,022,499 upon his Normal or Postponed Retirement Date.

         c. The Company agrees to pay the Participant $130,830 per annum for the ten year period following the Participants Normal or Postponed Retirement.

3.3. Death Prior to Retirement. If a Participant dies prior to his 70th birthday and his employment with Employer had not been previously terminated, the Surviving Beneficiary will receive a $1,500,000 lump sum payment in lieu of the Retirement Benefit set forth in paragraph 3.2.


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3.4.     Disability Prior to Retirement. If a Participant is disabled prior to his 70th birthday and his employment with Employer had not been previously terminated, the Participant shall receive a payment in lieu of the Retirement Benefit set forth in paragraph 3.2. The payment shall be made under one of the methods set forth under paragraph 3.2 as selected by the Participant, or the Participants legal representative. For the purposes of this paragraph "disabled" shall mean a condition resulting from bodily injury or disease or mental disorder such that Participant is prevented from performing the principal duties of his employment for period exceeding 365 consecutive days. The Board of Director's, in its discretion, based on competent medical advise, shall determine whether Participant is and continues to be disabled for the purposes of this paragraph.

3.5. Death After Retirement But Prior to Payment of Retirement Benefit. If a Participant dies after a Retirement Benefit distribution has begun, under paragraph 3.2 (c) above, but has not been paid in its entirety, the Surviving Beneficiary will be entitled to a lump sum payment equivalent to the balance of the outstanding Retirement Benefit payable to the Participant.

3.6. Termination Upon Change in Control. If a Participant's employment is terminated after a "change in control", as defined by the employment agreement, the Participant shall be entitled to the Retirement Benefit he would have received if he had continued to work for the Company until reaching his Normal Retirement Date. The Participant will be eligible to elect the form of Retirement Benefit as specified under paragraph 3.2. For the purposes of this paragraph the payments shall commence on the first day of the month coincident with or next following the Participant's termination.

3.7. Termination of Employment. If a Participant's employment with the Company is terminated and neither the Participant nor his Surviving Beneficiaries qualify for benefits under the preceding paragraphs of
         Section III, neither the Participant nor his Surviving Beneficiaries nor any other person shall have a right to any benefit from the Plan with respect to such Participant.

                                   SECTION IV

                            COMMENCEMENT OF BENEFITS

4.1. Commencement of Benefits. A Retirement Benefit payable to a Participant pursuant to paragraph 3.2 will commence on the first day of the month coincident with or next following the later to occur of the date of Retirement or Postponed Retirement. A Retirement Benefit payable to a Surviving Beneficiary pursuant to paragraph 3.3 or a Death Benefit payable to a Surviving Beneficiary pursuant to paragraph 3.5 will commence on the first day of the month coincident with or next following the Participant's death. A disability payment payable pursuant to paragraph 3.4 shall commence on the first day of the month coincident with or next following the date of disability as determined by the board of Directors under paragraph 3.4.


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                                    SECTION V

                            AMENDMENT AND TERMINATION

5.1. Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board of Directors of the Company and shall be effective as of the date of such resolution. No amendment or termination of the Plan shall directly or indirectly deprive any Participant of Surviving Beneficiary of all or any portion of any Retirement Benefit payment of which has commenced prior to the effective date of the resolution amending or terminating the Plan.

5.2 Termination Benefit. In the case of a Plan termination, each actively employed or disabled Participant on the termination date shall become vested in his accrued Retirement Benefit as of the termination date. Such accrued Retirement Benefit shall be calculated as set forth in paragraph 3.2 above. Payment of a Participant's accrued Retirement Benefit shall not be dependent upon his continuation of employment with the Company following the Plan termination date, and such Benefit shall become payable at the date for commencement of payment of a Retirement Benefit pursuant to the terms of paragraph 4.1 above.

5.3 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporate or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of paragraphs 5.1 and 5.2.



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                                   SECTION VI

                                  MISCELLANEOUS

6.1 Forfeitures of Benefits. Notwithstanding any other provision of the Plan, future payment of a Retirement Benefit hereunder to a Participant or a Surviving Beneficiary will, at the discretion of the Board of Directors, be discontinued and forfeited, and the Company will have no further obligation hereunder to such Participant or Surviving Beneficiary, if any of the following circumstances occur:

         a. The Participant is discharged from employment with the Company for cause, as defined by the Employment Agreement;

         b. The Participant engages in competition with the Company in violation of the Covenant not to Compete contained in the Employment Agreement; or

         c. The Participant performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company, and such acts are discovered by the Company at any time prior to the date of death of the Participant. The Board of Directors of the Company shall have sole and uncontrolled discretion with respect to the application of the provisions of this paragraph and such exercise of discretion shall be conclusive and binding upon the Participant, his Surviving Beneficiary and all other persons.

         d. The Participant continues to work for the Company after his 70th birthday.

6.2 No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with Participants without regard to the existence of the Plan.

6.3 Funding. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Surviving Beneficiary or any other person shall have any interest in any particular assets of the Company by a reason of the right to receive a benefit under the Plan and any such Participant, Surviving Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

6.4 Spendthrift Provision. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.



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6.5      Administration. The Retirement Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. All provisions set forth in the Basic Retirement Plan with respect to the administrative powers and duties of the Retirement Committee, expenses of administration and procedures for filing claims shall also be applicable with respect to the Plan. The Retirement Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.

6.6 Disclosure. Each Participant shall receive a copy of the Plan and the Retirement Committee will make available for inspection by any Participant or Surviving Beneficiary a copy of the rules and regulations used by the Retirement Committee in administering the Plan.

6.7 State Law. The Plan is established under and will be construed according to the laws of the State of Washington, to the extent that such laws are not preempted by the Employee Retirement Income Security Act and valid regulations published thereunder.

6.8 Incapacity of Recipient. In the event a Participant or Surviving Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under the Plan to which such Participant or Surviving Beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate. Except as provided above in this paragraph, when the Retirement Committee in its sole discretion, determines that a Participant or Surviving Beneficiary is unable to manage his financial affairs, the Retirement Committee may direct the Company to make distributions to any person for the benefit of such Participant or Surviving Beneficiary.

6.9 Unclaimed Benefit. Each Participant shall keep the Retirement Committee informed of his current address and the current address of his Beneficiary. The Retirement Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Retirement Committee within three (3) years after the date on which any payment of the Participant's Retirement Benefit may be made, payment may be made as though the Participant had died at the end of the three-year period. If within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Retirement Committee is unable to locate any Surviving Beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Beneficiary or any other person and such benefit shall be irrevocably forfeited.

6.10 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company or as a member of the Retirement Committee shall be liable to any Participant, former Participant, Surviving Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan.



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The Company has caused this Agreement to be signed by its duly authorized
Officer, and attested by its Secretary on this ______ day of ___________, 19____.


ATTEST:                                ORGANIZATION:

___________________                    By _____________________________

                                       Title __________________________




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